[MONSANTO LETTERHEAD]

RELEASE: Immediately

CONTACT: Lori J. Fisher (314-694-8535)



MONSANTO COMPLETES ACQUISITION OF DEKALB

          ST. LOUIS (Dec. 7, 1998) -- Monsanto Company announced today that it successfully completed its acquisition of DEKALB Genetics Corporation on Friday, December 4, 1998, when the merger of a subsidiary of Monsanto and DEKALB became effective. As a result of the merger, DEKALB has become a wholly-owned subsidiary of Monsanto and DEKALB shareowners who did not tender their DEKALB shares to Monsanto in its tender offer (other than those shareowners who are entitled to and who properly exercise appraisal rights under Delaware law) have become entitled to receive $100 per share in cash, the same price paid for DEKALB shares in the tender offer.

          In connection with the merger, DEKALB terminated the registration of its shares with the Securities and Exchange Commission and delisted the DEKALB Class B shares from the New York Stock Exchange.

          As a life sciences company, Monsanto is committed to finding solutions to the growing global needs for food and health by sharing common forms of science and technology among agriculture, nutrition and health. The company's 28,500 employees worldwide make and market high-value agricultural products, pharmaceuticals, and food ingredients.